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Pricing Supplement No. 2            Filing under Rule 424(b)(3) with respect to
Dated February 7, 2000                     Registration Statement No. 333-76741
CUSIP 37033LFK7

(To Prospectus dated May 14,1999 and
Prospectus Supplement dated May 18, 1999)

                                      $782,000,000

                                   GENERAL MILLS, INC.

                               MEDIUM-TERM NOTES, SERIES F

                                 Principal amount:     $300,000,000
                    Interest Rate (if fixed rate):     6.68% per annum
                                  Stated Maturity:     February 9, 2001
                               Specified Currency:     U.S. Dollars
                Applicable Exchange Rate (if any):     N/A
                  Issue price (as a percentage of
                                principal amount):     100%
                   Selling Agent's Commission (%):     0.0%
                                      Agent's Fee:     $0
                      Purchasing Agent's discount
                                or commission (%):     N/A
                      Net proceeds to the Company:     $300,000,000
            Settlement date (original issue date):     February 9, 2000
            Redemption Commencement Date (if any):     N/A
                       Redemption prices (if any):     N/A
                                 Additional Items:     N/A

       "N/A" as used herein means "Not Applicable." "A/S" as used herein means "as stated in the Prospectus Supplement referred to above."

       If such Notes are denominated in other than U.S. Dollars, the applicable Foreign Currency Supplement is attached hereto.

       As of the date of this Pricing Supplement, the aggregate initial public offering price (or its equivalent in other currencies) of the Debt Securities (as defined in the Prospectus) which have been sold (including the Notes to which this Pricing Supplement relates) is $349,000,000.

                               MERRILL LYNCH & CO.

                            -------------------------

                                 NORTH CAROLINA

        THE COMMISSIONER OF INSURANCE OF THE STATE OF NORTH CAROLINA HAS NOT APPROVED OR DISAPPROVED THIS OFFERING NOR HAS THE COMMISSIONER PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.